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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                    Form 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): September 18, 1995 (September 12, 1995)



                       ROCKEFELLER CENTER PROPERTIES, INC.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




   Delaware                          1-8971                      13-3280472
--------------                  ----------------            -------------------
(State or other                 (Commission File            (IRS Employer
jurisdiction of)                     Number)                Identification No.)



              1270 Avenue of the Americas, New York, New York 10020
              -----------------------------------------------------
              (Address of principal executive offices)  (Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (212) 698-1440

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Item 1.   CHANGES IN CONTROL OF REGISTRANT.

          Rockefeller Center Properties, Inc. ("RCPI") has signed an Agreement and Plan of Combination dated as of September 11, 1995 (the "Agreement") with Equity Office Holdings, L.L.C. ("EOH"), a national office building investment and management company led by Samuel Zell. The Agreement contemplates that if all conditions precedent contained therein, which include approval of the transactions by the stockholders of RCPI, are satisfied, the following transactions would occur at a closing to be held no later than March 31, 1996 subject to extensions of such outside date upon the terms provided in the Agreement.

          1. EOH and other investors would form a new partnership or other entity (the "Zell Investor Group") which would invest $250 million in cash in a new company which would be a real estate investment trust ("Nureit") owned in approximately equal proportions by the Zell Investor Group and holders of equity interests in RCPI at the time of the closing. A majority of Nureit's Directors would be independent of the Zell Investor Group.

          2. RCPI will receive from the proceeds of new third party mortgage financing on Rockefeller Center and an amount paid by Nureit cash sufficient to satisfy RCPI's debt (to the extent not assumed by Nureit) and certain costs of the transaction.

          After the closing RCPI, after making adequate provision for the discharge of any liabilities not assumed by Nureit, would be dissolved and the Nureit shares received by RCPI would be distributed to RCPI's then shareholders. It is anticipated that Nureit would
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assume substantially all of RCPI's undischarged liabilities at the Closing.  An escrow account funded with 2,727,273 of the shares of beneficial interest in Nureit to be received by RCPI would be established for a period of one year.
The principal purpose of this account would be to provide a means to satisfy any possible claims against RCPI by the Zell Investor Group within such period.

          The Agreement also contemplates that RCPI will file a plan of reorganization for the Borrower with the bankruptcy court before which the Borrower's Chapter 11 cases are pending which would provide that Nureit or a Nureit nominee would acquire Rockefeller Center.

          Consummation of the transactions contemplated by the Agreement would be subject to a number of conditions, including bankruptcy court approval of RCPI's plan of reorganization for the Borrower and approval by RCPI's stockholders. There can be no assurance that these conditions would be satisfied and, therefore, that these transactions would be consummated.

          The Agreement provides that if it is terminated by RCPI pursuant to an exercise of its "fiduciary out" and in certain other circumstances a fee of $9,575,000 plus up to $2,000,000 of expense reimbursements would be payable to the Zell Investor Group upon closing of an Alternative Transaction (as defined) within 30 months of the relevant triggering date. If such fee is payable it will bear interest at the rate of 8% per annum (compounded semi-annually) from the 90th day after the date of termination by RCPI of the Agreement.

          The Agreement also provides that in certain circumstances where the fee described in the preceding paragraph would not be payable a substitute fee of $1,500,000 would be payable to EOH.

          The text of the Agreement is filed herewith as Exhibit 10.27 and the foregoing description of the terms of the Agreement is qualified in its entirety by reference thereto.
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Item 7.   FINANCIAL STATEMENTS AND EXHIBITS.

             (c)    Exhibits

                    The following is being filed as an exhibit to this Report:

         (10.27) Text of Agreement and Plan of Combination dated as of September 11, 1995 between RCPI and Equity Office Holdings, L.L.C.

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                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned thereunto duly authorized.

                    ROCKEFELLER CENTER PROPERTIES, INC.
                              (Registrant)




                    By:  /S/ RICHARD M. SCARLATA
                         Name:  Richard M. Scarlata
                         Title: President and Chief Executive Officer (Principal Financial Officer and Principal Accounting Officer)


Dated:  September 18, 1995